Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284916

LIVEONE, INC.

PROSPECTUS

Up to $25,000,000

Common Stock

We have entered into a sales agreement, dated May 14, 2024 (the “Sales Agreement”), with Roth Capital Partners, LLC (“Roth”). The Sales Agreement relates to the sale of shares of our common stock offered by this prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through or to Roth, acting as our agent or principal.

Our common stock trades on The Nasdaq Capital Market under the symbol “LVO.” On February 4, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.235 per share.

Sales of our common stock, if any, under this prospectus will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Roth is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Roth will be entitled to compensation at a commission rate equal to 3.0% of the gross sales price per share sold. See “Plan of Distribution” beginning on page S-8 for additional information regarding the compensation to be paid to Roth. In connection with the sale of the common stock on our behalf, Roth will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Roth will be deemed to be underwriting commissions or discounts. We have also agreed in the Sales Agreement to provide indemnification and contribution to Roth with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-5 of this prospectus, the section captioned “Item 1A—Risk Factors” in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q, which we have incorporated by reference into this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is February 26, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (No. 333-284916) that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the registration statement, we may sell any combination of our common stock and preferred stock, debt securities and/or warrants to purchase any of such securities, either individually or in units, from time to time in one or more offerings. This prospectus provides specific information about the offering by us of shares of our common stock from time to time under the shelf registration statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

It is important for you to read and consider all of the information contained in this prospectus and the accompanying base prospectus in making your investment decision. We include cross-references in this prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

You should not assume that the information contained in this prospectus and any free writing prospectus, or incorporated by reference herein or therein, is accurate as of any date other than as of the date of this prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities. You should assume that the information appearing in this prospectus the documents incorporated by reference and any related free writing prospectus is accurate only as of the respective dates of such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or the accompanying base prospectus are the property of their respective owners.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but all such summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information” beginning on page P-16

In this prospectus, unless otherwise stated or the context otherwise requires, the terms “LiveOne,” “we,” “us,” “our” and the “Company” refer to LiveOne, Inc. together with its subsidiaries. References to our “common stock” refer to the common stock of LiveOne, Inc.

All references in this prospectus to our financial statements include, unless the context indicates otherwise, the related notes.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus or the accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other comparable terms. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein or therein regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important risks and factors that could cause those differences include, but are not limited to:

Risks Related to Our Business and Industry

●	We rely on one key customer for a substantial percentage of our revenue. The loss of our largest customer or the significant reduction of business or growth of business from our largest customer could significantly adversely affect our business, financial condition and results of operations.

●	We have incurred significant operating and net losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

●	We may require additional capital, including to fund our current debt obligations and to fund potential acquisitions and capital expenditures, which may not be available on terms acceptable to us or at all and which depends on many factors beyond our control.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our ordinary shares and penny stock trading.

●	There is substantial doubt about our ability to continue as a going concern.

●	Our business is partially dependent on our ability to secure music streaming rights from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all.

●	We may be unable to fund any significant up-front and/or guaranteed payment cash requirements associated with our live music streaming rights, which could result in the inability to secure and retain such streaming rights and may limit our operating flexibility, which may adversely affect our business, operating results and financial condition.

●	We face intense competition from competitors, and we may not be able to increase our revenues, which could adversely impact our business, financial condition and results of operations.

Risks Related to Our Company

●	For the years ended March 31, 2024 and 2023, our management concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective due to the existence of material weaknesses in our internal control over financial reporting during such periods. If we are unable to establish and maintain effective disclosure controls and internal control over financial reporting, our ability to produce accurate financial statements on a timely basis or prevent fraud could be impaired, and the market price of our securities may be negatively affected.

●	We heavily depend on relationships with our Content Providers and other Industry Stakeholders and adverse changes in these relationships, could adversely affect our business, financial condition and results of operations.

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●	We rely on key members of management, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin, and our Chief Financial Officer, Aaron Sullivan, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

●	Unfavorable outcomes in legal proceedings may adversely affect our business, financial conditions and results of operations.

●	Our debt agreements contain restrictive and financial covenants that may limit our operating flexibility and our substantial indebtedness may limit cash flow available to invest in the ongoing needs of our business.

●	We may not have the ability to repay the amounts then due under our senior ABL Credit Facility and/or Capchase Loan (each as defined below) at maturity and/or to the holders of our Series A Preferred Stock (as defined below), which would have a material adverse effect on our business, operating results and financial condition.

●	If we do not comply with the provisions of the senior credit facility, our lender may terminate its obligations to us and require us to repay all outstanding amounts owed thereunder.

●	We may incur substantially more debt or take other actions that would intensify the risks related to our indebtedness.

Risks Related to Our Acquisition Strategy

●	We can give no assurances as to when we will consummate any future acquisitions or whether we will consummate any of them at all.

Risks Related to Technology and Intellectual Property

●	We rely heavily on technology to stream content and manage other aspects of our operations and on our Content Management System. The failure of any of this technology to operate effectively could adversely affect our business.

Risks Related to Our PodcastOne Business

●	PodcastOne generates a substantial portion of its revenues from its podcast and advertising sales. If PodcastOne fails to maintain or grow podcasting and advertising and e-commerce merchandise revenue, our financial results may be adversely affected.

●	PodcastOne faces and will continue to face competition for listeners and listener listening time.

●	PodcastOne’s business is dependent upon the performance of the podcasts and their talent.

●	If PodcastOne fails to increase the number of listeners consuming its podcast content, our business, financial condition and results of operations may be adversely affected.

●	PodcastOne’s podcasting revenue and operating results are highly dependent on the overall demand for advertising.

●	PodcastOne relies on integrations with advertising platforms, demand-side platforms (“DSPs”), proprietary platforms and ad servers, over which we exercise very little control.

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Risks Related to Our E-commerce Merchandising and Other E-commerce Business

●	Our CPS business is affected by seasonality, which could result in fluctuations in our operating results.

●	We are subject to data security and privacy risks that could negatively affect our results, operations or reputation.

●	Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Risks Related to the Ownership of Our Common Stock

●	The market price of our common stock may be highly volatile.

●	We cannot guarantee that our stock repurchase program will be consummated, fully or all, or that it will enhance long-term shareholder value. Stock repurchases could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

●	Our Chairman and Chief Executive Officer and stockholders affiliated with him own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

●	Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

●	We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

●	Provisions in our Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Bylaws (as amended, the “Bylaws”) and provisions under Delaware law could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, strategies, projections, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in our forward-looking statements. Therefore, you should not rely on the occurrence of events described in any of these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our common stock under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our common stock involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Overview

LiveOne, Inc. (the “Company,” “LiveOne,” “we,” “us,” or “our”) is an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. We are a pioneer in the acquisition, distribution and monetization of live music events, Internet radio, podcasting/vodcasting and music-related membership, streaming and video content. Through our comprehensive service offerings and innovative content platform, we provide music fans the ability to listen, watch, attend, engage and transact. Serving a global audience, our mission is to bring the experience of live music and entertainment to consumers wherever music and entertainment is watched, listened to, discussed, deliberated or performed around the world. Our operating model is focused on a flywheel concept of integrated services centered on servicing and monetizing superfans through multiple revenue streams and product/service offerings. At September 30, 2024, we operated four core integrated services: (1) one of the industry’s leading online live music streaming platforms (LiveOne), (2) a fully integrated membership and advertising streaming music service Slacker operating as LiveOne powered by Slacker, (3) a leading podcasting platform operating as PodcastOne (“PodcastOne”), and (4) a retailer and wholesaler of personalized merchandise and gifts operating as Custom Personalization Solutions, Inc. (“CPS”). LiveOne is the first ‘live social music network, delivering premium live-streamed, digital audio and on-demand music experiences from the world’s top music festivals, concerts and events, including having worked with Rock in Rio, Electronic Daisy Carnival (“EDC”) Las Vegas, iHeartRadio’s Wango Tango and many more. LiveOne enhances the experience by granting audiences access to premium original content, artist exclusives and industry interviews. Our LiveOne application offers users access to live events, audio streams with access to millions of songs and hundreds of expert-curated radio platforms and stations, original episodic content, podcasts, vodcasts, video on demand, real-time livestreams, and social sharing of content. Today, our business is comprised of three operating segments: PodcastOne, Slacker and our Media Group. Our Audio Group consist of our PodcastOne and Slacker subsidiaries and our Media Group consists of our remaining subsidiaries (hereon referred to as our “Media Operations”).

We generate revenue through the sale of membership-based services and advertising from our music offerings, from the licensing, advertising and sponsorship of our live music and podcast content rights and services, from our expanding pay-per-view offerings and from retail sales of merchandise and gifts.

Operations

We provide services through a dedicated over-the-top application powered by Slacker (“LiveOne App”) called LiveOne. Our services are delivered through digital streaming transmissions over the Internet and/or through satellite transmissions and may be accessed on users’ desk-top, tablets, mobile devices (iOS, Android), Roku, Apple TV, and Amazon Fire, and through over-the-top (“OTT”), STIRR, Sling and XUMO with more service platforms in discussions. Our users can also access our music platform from our websites, including www.liveone.com and www.slacker.com. Our users may also access our podcasts on www.podcastone.com or our PodcastOne app and acquire merchandise and gifts on www.personalizedplanet.com and www.limogesjewelry.com.

Historically, we acquired the rights to stream our live and recorded music and broadcasts from a combination of festival owners and promoters, such as Anschutz Entertainment Group (“AEG”) and Live Nation Entertainment, Inc. (“Live Nation”), music labels, including Universal Music, Warner Music and Sony Music, and through individual music publishers and rights holders. Beginning mid-March 2020, the pandemic associated with COVID-19 temporarily shut down the production of all on-ground, live music festivals and events. As a result, we pivoted our production to 100% streaming and began producing, curating and broadcasting streaming music festivals, concerts and events across our platform. In May 2020, we launched our first pay-per-view (“PPV”) performances across our platform, allowing artists and fans to access a new digital compliment to live festivals, concerts and events.

The majority of our content acquisition agreements provide us the exclusive rights to produce, license, broadcast and distribute live broadcast streams of these festivals and events throughout the world and across any digital platform, including cable, Internet, video, audio, video-on-demand (“VOD”) and virtual reality (“VR”). We are working to expand our VOD, PPV, content catalog and content capabilities. Since 2018, we launched LiveZone, a traveling studio originating from live music events and festivals all over the world. LiveZone combines music news, commentary, festival updates and artist interviews, and provide context to premiere events by showcasing exotic locales, unique venues, and artist backstories, adding “pre-show” and “post-show” segments to livestreamed artist performances and original festival-based content. Previously, we launched our own franchises including “Music Lives,” our multi-artist virtual festival, “Music Lives ON,” our series of virtual live-streaming performances, “Self Made” our music competition platform, “The Lockdown Awards”, our award show celebrating the best in quarantine content, “The Snubbys”, our award show celebrating deserving artists who should have been but were not nominated for applicable awards, “The Breakout Awards,” our award show celebrating some of the year’s most iconic music, celebrities and pop culture moments and “One Rising” an emerging artist program that breaks up and coming talent across the music landscape.

In July 2020, we entered the podcasting business with the acquisition of PodcastOne and in December 2020, we entered the merchandising business with the acquisition of CPS. Through the operations of our DayOne Music Publishing, Drumify and Splitmind subsidiaries, we operate our music publishing and artist and brand development businesses. Splitmind’s catalog includes 40,000 copyrights and 2 billion streams. Splitmind provides an infrastructure that allows creatives to share sounds while retaining their royalties - paving the path to give producers long-term ownership of their copyrights. Recent collaborations include work with notable artists SZA, Wizkid, Drake, GloRilla, Brent Faiyaz, KYLE, Russ, and Blxst.

On October 1, 2024, we announced an amended relationship with our largest OEM customer. Effective December 1, 2024, the OEM customer will no longer subsidize our products to some of its customers, however, we will offer all OEM customer vehicles in North America the opportunity to convert to become direct subscribers of our LiveOne music app. The direct subscription to our LiveOne app will allow such users for the first time to access their LiveOne music and LiveOne’s other service offerings directly across all of their devices. Our LiveOne music streaming button/icon, which allows users to directly connect their subscription to LiveOne, is expected to remain in the OEM customer’s music streaming services dashboard in perpetuity. The OEM customer will continue to pay us monthly for grandfathered vehicles for the term of the OEM license agreement.

Digital Internet Radio and Music Services

Our digital Internet radio and music services are available to users online and through automotive and mobile original equipment manufacturers (“OEMs”) on a white label basis, which allow certain OEMs to customize the radio and music services with their own logos, branding and systems. Our users are able to listen to a variety of music, radio personalities, news, sports, comedy and the audio of live music events. Our revenue structure for our digital Internet radio and music services varies and may be in the form of (i) a free service to the listener supported by paid advertising, (ii) paid premium membership services, and/or (iii) a fixed fee per user. The fees generated from ad-supported and membership services are generally subject to revenue sharing arrangements with music right holders and labels, and fees to festivals, clubs, events, concerts, artists, promoters, venues, music labels and publishers (“Content Providers”).

Podcast Services

Our podcasts are available to users online alongside our digital Internet radio. Our users are able to listen to a variety of podcasts, from music, radio personalities, news, entertainment, comedy and sports. PodcastOne has built a distribution network reaching over 1 billion listeners a month across all of its own properties, LiveOne platforms, Spotify, Apple Podcasts, iHeartRadio, Samsung and over 150 shows exclusively available in Tesla vehicles. Similar to our digital Internet radio fee structure, we monetize podcasts through (i) paid advertising or (ii) paid premium membership services. We own one of the largest networks of podcast content in North America, which has over 300 exclusive podcast shows that produces over 300 episodes per week and has generated over 3.6 billion downloads during the year ended March 31, 2024. In April 2021, we announced an agreement with Samsung for all PodcastOne distributed content to be available via the Listen tab on Samsung TV.

PodcastOne and its roster of top performing hosts are also able to integrate unique visual elements into the podcasts they produce and distribute them via YouTube, with PodcastOne becoming the first podcast network to utilize Adori, a pioneering interface technology. Adori’s unique YouTube integration technology allows podcast hosts and networks to seamlessly import episodes from RSS feeds, enhance them with visual elements and upload enriched assets directly to YouTube. Adori’s patented technology embeds contextual visuals, multi-format ads, augmented reality (“AR”) experiences, buy buttons, polls, and other “call to action” features in the audio creating a more enhanced and richer listener experience. In creating visually enhanced podcasts, Adori’s YouTube product provides additional monetization avenues for PodcastOne’s slate of original programming, increased discoverability and search engine optimization presence.

In addition to PodcastOne’s core business, it also built, owns and operates a solution for the growing number of independent podcasters, LaunchpadOne. LaunchpadOne is a self-publishing podcast platform, created to provide a low or no cost tool for independent podcasters without access to parent podcasting networks or state of the art equipment to create shows. LaunchpadOne serves as a talent pool for us to find new podcasts and talent.

In June 2023, we launched PodcastOne TV, a free ad-supported streaming television (“FAST”) channel that will stream the video content from PodcastOne’s slate of award-winning podcasts, to be distributed through MuxIP to 60 outlets, using MuxIP’s FASTHub for OTT platform. MuxIP will enable PodcastOne to expand its content to viewers of niche content on Smart TVs and a wide range of devices. MuxIP is a global leader in powering the rapidly growing TV business model centered on FAST.

On September 8, 2023, PodcastOne completed its spin out from our Company to become a standalone publicly traded company (the “Spin-Out”) as a result of PodcastOne's direct listing on The NASDAQ Capital Market on such date.

Merchandise

Via the operations of CPS, we now own and operate a group of web-oriented businesses specializing in the merchandise personalization industry. CPS develops, manufactures, and distributes personalized products for wholesale and direct-to-consumer distribution. CPS offers thousands of exclusive personalized gift items for family, home, seasonal holidays, and special events along with personalized jewelry. Wholesale clients include Walmart, Zulily, Zales, Petco, and Bed, Bath, & Beyond.

Ancillary Products and Services

We also provide our customers the following:

●	Regulatory Support – streaming of music is generally subject to copyright protection. Whenever possible, we use our best efforts to clear music copyright licenses, artist streaming preferences and music publishing rights in advance of usage.

●	Post-Implementation Support – once our customer’s content is activated on the LiveOne App, we provide technical and network support, which includes 24/7 operational assistance and monitoring of our services and performance.

Live Music Events

We produce, edit, curate and stream live music events through (i) broadband transmission over the Internet and/or satellite networks to our users throughout the world, where permitted (“Digital Live Events”) both advertisers supported and PPV events, and (ii) physical ticket sales of on-location music events and festivals at a variety of indoor clubs and outdoor venues and arenas (“On-premise Live Events”). These services allow our users to access live music content in person and over the Internet, including the ability to chat and communicate over our platform. LiveOne provides Digital Live Events for free to our users; however, beginning in May 2020 we launched PPV capabilities and began charging our users to view certain Digital Live Events. We monetize these live events through third party advertising and sponsorship, including with brands such as Volkswagen, Hyundai, Facebook, Tik Tok, Porsche, and Pepsi, and selling territorial licensing rights to Tencent in China and Ocesa in Mexico. Our cost structure varies by music event, and may include set upfront fees/artist guarantees, the amount of which is often dependent on specific artist. A festival’s existing production infrastructure or lack thereof, and, in turn results in, us having a production/financial commitment to the live stream, and in some cases, we may also share the associated revenue. The fees generated from any advertising, sponsored content, VOD/PPV and other services are generally subject to the aforementioned revenue sharing arrangements with certain artists, festival owners and/or music right holders, when applicable.

Corporate Information

On August 2, 2017, our name changed from “Loton, Corp” to “LiveXLive Media, Inc.”, and we reincorporated from the State of Nevada to the State of Delaware, pursuant to the reincorporation merger of Loton, Corp (“Loton”), a Nevada corporation, with and into LiveXLive Media, Inc., a Delaware corporation and Loton’s wholly owned subsidiary, effected on the same date. As a result of such reincorporation merger, Loton ceased to exist as a separate entity, with LiveXLive Media, Inc. being the surviving entity. On October 6, 2021, our name changed from “LiveXLive Media, Inc.” to “LiveOne, Inc.” Our principal executive offices are located at 269 S. Beverly Drive, Suite #1450, Beverly Hills, CA 90212. Our main corporate website address is www.liveone.com. We make available on or through our website our periodic reports that we file with the SEC. This information is available on our website free of charge as soon as reasonably practicable after we electronically file the information with or furnish it to the SEC. The contents of our website are not incorporated by reference into this document and shall not be deemed “filed” under the Exchange Act.

Available Information

Our main corporate website address is www.liveone.com. Copies of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K and our other reports and documents filed with or furnished to the SEC, and any amendments to the foregoing, will be provided without charge to any shareholder submitting a written request to the Secretary at our principal executive offices or by calling (310) 601-2505. All of our SEC filings are also available on our website at http://ir.liveone.com/ir-home as soon as reasonably practicable after having been electronically filed or furnished to the SEC. All of our SEC filings are also available at the SEC’s website at www.sec.gov.

We provide notifications of news or announcements regarding our financial performance, including SEC filings, investor events, and press and earnings releases on the investor relations section of our corporate website. Investors can receive notifications of new press releases and SEC filings by signing up for email alerts on our website. Further corporate governance information, including our board committee charters and code of ethics, is also available on our website at http://ir.liveone.com/ir-home. The information included on our website or social media accounts, or any of the websites of entities that we are affiliated with, is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website or social media accounts are intended to be inactive textual references only.

THE OFFERING

Issuer	LiveOne, Inc.

Common stock offered by us	Shares having an aggregate offering price of up to $25.0 million.

Common Stock to be outstanding after this Offering	Up to 116,335,319, assuming sales at a price of $1.235 per share, which was the closing price on the Nasdaq Capital Market on February 4, 2025. Actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through or to Roth, as sales agent or principal. See “Plan of Distribution” on page P-14.

Use of proceeds	We retain broad discretion over the use of the net proceeds from the sale of shares of common stock offered hereby. We intend to use the net proceeds from the sale of shares of our common stock for working capital and other general corporate purposes, which may include future acquisitions of businesses and content and strengthening our balance sheet. However, we have no commitments or obligations relating to future acquisitions.

Market for Common Stock:	Our common stock is listed on The Nasdaq Capital Market under the symbol “LVO.”

Risk Factors	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference in this prospectus and the accompanying base prospectus under the heading “Risk Factors” beginning on page P-6, the section captioned “Item 1A—Risk Factors” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus and the accompanying base prospectus.

(1)	The number of shares of common stock outstanding after this offering is based on 96,092,404 shares of our common stock issued and outstanding as of February 4, 2025, and excludes:

●	17,600,000 shares of our common stock pursuant to our 2016 Equity Incentive Plan (as amended, the “2016 Plan”), that are reserved for future issuance to our employees, directors and consultants, of which 3,303,901 shares of our common stock are underlying outstanding awards under the 2016 Plan as of February 4, 2025;

●	Approximately 6,544,296 shares of our common stock issuable in the event of conversion of our Series A Preferred Stock issued and outstanding as of February 4, 2025; and

●	1,835,399 shares of our common stock issuable upon the exercise of our warrants outstanding as of February 4, 2025.

Unless otherwise indicated, all information in this prospectus assumes no exercise of any outstanding options or warrants to purchase our common stock and no vesting of restricted stock units.

RISK FACTORS

Before you make a decision to invest in our common stock, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein, including any risk factors contained in our Annual Report on Form 10-K, filed with the SEC on July 1, 2024, our Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2024, our Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2024, and in our other reports filed with the SEC and in future reports that we will file periodically or any amendments or updates thereto. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the implementation of our corporate strategy. Pending their use to fund our operations, we may invest our cash, cash equivalents and short-term investments, including the net proceeds from this offering, in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution as a result of this offering and may experience dilution as a result of future equity offerings.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 20.2 million shares of our common stock are sold during the term of the Sales Agreement at a price of $1.235 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on February 4, 2025, for aggregate gross proceeds of $25.0 million, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $1.28 per share, representing the difference between our as-adjusted net tangible book value per share as of September 30, 2024, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. Additionally, because the sales of shares of our common stock offered hereby will be made directly into the market, the prices at which we sell such securities will vary and these variations may be significant. As a result, you may suffer dilution if you purchase shares in this offering at a higher price than other shares offered hereby are sold. See the section entitled “Dilution” on page P-9 below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. We may sell or otherwise issue our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell or issue our common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent issuances. These issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders. We may pay for future acquisitions with additional issuances of shares of our common stock as well, which would result in further dilution for existing stockholders.

Pursuant to the 2016 Plan, there are 17,600,000 shares of our common stock reserved for issuance to our employees, directors and consultants, of which 3,303,901 shares of our common stock are underlying outstanding awards under the 2016 Plan as of February 4, 2025. If our board of directors elects to issue stock, stock options and/or other equity-based awards under the 2016 Plan, our stockholders may experience additional dilution, which could cause our stock price to fall.

It is not possible to predict the aggregate proceeds resulting from sales made under the Sales Agreement.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Roth at any time throughout the term of the Sales Agreement. The number of shares that are sold through Roth, if any, after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with Roth in any applicable placement notice, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the aggregate proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no maximum sales price. Pursuant to the Sales Agreement, there is a minimum sales price for shares of our common stock sold in this offering, which will limit our ability to make sales if the price goes below that minimum. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver placement notices to Roth at any time throughout the term of the Sales Agreement. The number of shares that are sold by Roth after delivering a placement notice will fluctuate based on the market price of the common stock during the sales period and limits, we set with Roth. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

Market price of our common stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our common stock may be volatile. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity and/or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our common stock;

●	additional shares of our common stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	our convertible debt securities being converted into equity or the anticipation of such conversion;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	changes in regulation or tax law;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of war or incidents of terrorism, or epidemics, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of certain companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

An active trading market for our common stock may not be maintained.

Our stock is currently traded on The Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our common stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price and certain corporate governance requirements.

On October 4, 2024, Craig Foster notified us that he was resigning from service on our board of directors to pursue other current professional obligations, effective as of the same date. At the time of his resignation, Mr. Foster served on the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors. On November 21, 2024, we received a notification letter from Nasdaq confirming that we have a cure period until the earlier of (i) October 4, 2025 and (ii) our next annual meeting of stockholders, to fill the vacancy created by such resignation in order to comply with the audit committee requirements set forth in Nasdaq Listing Rule 5605 (the “Audit Committee Requirement”). To fill the vacancy created by Mr. Foster’s resignation, we anticipate that one or more existing independent members of our board of directors will be appointed to our Audit Committee and/or the Nominating and Corporate Governance Committee, and we will also conduct a search to find a well-qualified candidate to serve on our board of directors and/or such committees that has the applicable experience and the necessary qualifications, skills and perspective.

There can be no assurance that we will be able to regain compliance with the Audit Committee Requirement and thereby to maintain the listing of our common stock on The Nasdaq Capital Market.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. We retain broad discretion over the use of the net proceeds from the sale of shares of common stock offered hereby. We intend to use the net proceeds from the sale of shares of our common stock for working capital and other general corporate purposes, which may include future acquisitions of businesses and content and strengthening our balance sheet. However, we have no commitments or obligations relating to future acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the price per share you pay in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Our net tangible book value as of September 30, 2024 was approximately $(28.5) million, or $(0.30) per share of our common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets (including goodwill), and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the full $25 million of common stock that may be offered in this offering at an assumed offering price of $1.235 per share, which was the closing price of our common stock on The Nasdaq Capital Market on February 4, 2025, and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of September 30, 2024 would have been approximately $(4.3) million, or $(0.04) per share of common stock. This represents an immediate increase in the net tangible book value of $0.26 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $1.28 per share to investors in this offering. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share		$1.235
Net tangible book value per share as of September 30, 2024	$(0.30)
Increase in net tangible book value per share attributable to this offering	0.26
As adjusted net tangible book value per share as of September 30, 2024, after giving effect to this offering		(0.04)
Dilution per share to new investors purchasing shares in this offering		$1.28

The table above assumes for illustrative purposes that an aggregate of 20,242,915 shares of our common stock are sold at a price of $1.235 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on February 4, 2025, for aggregate gross proceeds of $25.0 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.50 per share in the price at which the shares are sold from the assumed offering price of $1.235 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25.0 million is sold at that price, would increase our adjusted net tangible book value per share after the offering to $(0.04) per share and would increase the dilution in net tangible book value per share to new investors in this offering to $1.78 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.50 per share in the price at which the shares are sold from the assumed offering price of $1.235 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25.0 million is sold at that price, would increase our adjusted net tangible book value per share after the offering to $(0.03) per share and the dilution in net tangible book value per share to new investors in this offering would decrease to $0.77 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

For purposes of calculating net tangible book value, the above table is based on 96,092,404 shares issued and outstanding as of February 4, 2025, and assumes the sale of up to 20,242,915 shares of our common stock by Roth, as sales agent, pursuant to the Sales Agreement, and does not include the following:

●	17,600,000 shares of our common stock pursuant to our 2016 Equity Incentive Plan (as amended, the “2016 Plan”), that are reserved for future issuance to our employees, directors and consultants, of which 3,303,901 shares of our common stock are underlying outstanding awards under the 2016 Plan as of February 4, 2025;

●	Approximately 6,544,296 shares of our common stock issuable in the event of conversion of our Series A Preferred Stock issued and outstanding as of February 4, 2025; and

●	1,835,399 shares of our common stock issuable upon the exercise of our warrants outstanding as of February 4, 2025.

Unless otherwise indicated, all information in this prospectus assumes no exercise of any outstanding options or warrants to purchase our common stock and no vesting of restricted stock units.

DESCRIPTION OF SECURITIES WE ARE OFFERING

General

The following description of our capital stock and provisions of our Certificate of Incorporation, as amended and Bylaws, as amended, are summaries and are qualified by reference to the Certificate of Incorporation and Bylaws that are on file with the SEC.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, and 500,000,000 shares of our common stock, $0.001 par value per share.

As of February 4, 2025, there were 96,092,404 and 13,743 shares of common stock and preferred stock, respectively, issued and outstanding.

As of February 4, 2025, we had 399 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of February 4, 2025, there were 13,743 shares of our preferred stock outstanding.

Series A Perpetual Convertible Preferred Stock

On February 2, 2023, we filed the Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware designating 100,000 shares of our preferred stock as “Series A Perpetual Convertible Preferred Stock” (“Series A Preferred Stock”).

Voting

When the Series A Preferred Stock is entitled to vote, such shares are entitled to 1,000 votes per share of Series A Preferred Stock. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of Preferred Stock (as may be required by law), each share of Series A Preferred Stock shall be entitled to 1,000 votes per share of Series A Preferred Stock.

Dividends

Holders of Series A Perpetual Convertible Preferred Stock shall be entitled to receive, and we shall pay, by issuing shares of Series A Preferred Stock or paying in cash to Holders, subject to and as provided in the Certificate of Designation, dividends on each share of Series A Preferred Stock, based on the stated value of $1,000, at a rate of 12% per annum (the “Interest”), commencing on the date of the first issuance of any shares of the Series A Preferred Stock until the date that such share of Series A Preferred Stock is converted to our common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock shall be entitled to receive out of our assets, whether capital or surplus, the greater of the following amounts: (a) the aggregate stated value of the Series A Preferred Stock; or (b) the amount the Holder would be entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock. In addition, in the case of either (a) or (b) above, such holders will be entitled to the payment of all accrued but unpaid Interest and other declared and due but unpaid dividends or distributions, if any, on the Series A Preferred Stock and, in the event any of such dividends or distributions are payable in shares of common stock, the cash value of such shares of common stock upon liquidation. We will mail written notice of any such liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each holder of Series A Preferred Stock.

Rights and Preferences

So long as a holder’s shares of Series A Preferred Stock are outstanding, interest payments shall accrue and be compounded daily on the basis of a 360-day day year and twelve 30-day months and shall be paid in arrears to such holder on the earlier of (i) the date that such share of Series A Preferred Stock is converted to common stock and (ii) quarterly on April 1st, July 1st, October 1st and January 1st of each year (each such date, an “Interest Payment Date”). At the option of the Corporation, the interest payments may be made in shares of Series A Preferred Stock valued at a price per share equal to the Stated Value (the “Interest Shares”) for the Interest Payment Dates occurring during the first 12 months after the Original Issue Date, and thereafter in Interest Shares or in cash at the sole option of the holder; subject to other limitations in the Certificate of Designation.

During the period any shares of Series A Preferred Stock remain outstanding, unless we have received the approval of the majority of the votes entitled to be cast by the holders of Series A Preferred Stock outstanding at the time of such vote (voting together as a single class), either at a meeting of holders of Series A Preferred Stock or by written consent, we shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)	increase the number of authorized shares of Series A Preferred Stock;

(ii)	issue or obligate itself to issue additional shares Series A Preferred Stock other than Interest Shares; or

(iii)	amend, alter or repeal any provision of the Certificate of Designation;

(iv)	amend, alter or repeal any provision of the Certificate of Incorporation or other charter documents in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or in any manner that adversely affects any rights of the Holders; or

(v)	enter into any agreement with respect to the foregoing.

For purposes of the foregoing voting requirements, the increase in the amount of the authorized Preferred Stock (other than Series A Preferred Stock) or common stock, or the creation or issuance of any other series of Preferred Stock or common stock that we may issue, or any increase in the amount of authorized shares of such series, shall not in itself be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock.

Authorized and Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

As of February 4, 2025, there were 1,835,399 warrants outstanding.

2016 Equity Incentive Plan Awards

As of February 4, 2025, 17,600,000 shares of our common stock are reserved for future issuance to our employees, directors and consultants pursuant to our 2016 Equity Incentive Plan (as amended, the “2016 Plan”), of which 3,303,901 shares of our common stock are underlying outstanding awards under the 2016 Plan as of February 4, 2025, with a weighted average exercise price of approximately $3.92 per share for the outstanding options.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Bylaws

Provisions of our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of a majority of our then outstanding common stock.

Listing

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “LVO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Roth under which we may issue and sell common stock from time to time in an amount up to $25,000,000 through or to Roth, acting as sales agent or principal. Sales of our common stock, if any, under this prospectus and the accompanying base prospectus will be made at market prices by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time that we wish to issue and sell our common stock under the Sales Agreement, we will provide Roth with a placement notice describing the amount of common stock to be sold, the time period during which sales are requested to be made, any limitation on the amount of common stock that may be sold in any single day, any minimum price below which sales may not be made or any minimum price requested for sales in a given time period and any other instructions relevant to such requested sales. Upon receipt of a placement notice, Roth, acting as our sales agent, will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The Nasdaq Capital Market, to sell our common stock under the terms and subject to the conditions of the placement notice and the Sales Agreement. We or Roth may suspend the offering of common stock pursuant to a placement notice upon notice and subject to other conditions.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Roth may agree upon.

We will pay Roth commissions for its services in acting as our sales agent in the sale of our common stock pursuant to the Sales Agreement. The Sales Agent will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of our common stock on our behalf pursuant to the Sales Agreement. We have agreed to reimburse Roth for its reasonable and documented out-of-pocket expenses (including but not limited to the reasonable and documented fees and expenses of its legal counsel) in an amount not to exceed $50,000 in connection with entering into the Sales Agreement and for Roth’s reasonable and documented out-of-pocket expenses related to quarterly maintenance of the Sales Agreement (including but not limited to the reasonable and documented fees and expenses of its legal counsel) on a quarterly basis in an amount not to exceed $5,000.

We estimate that the total expenses for this offering, excluding compensation payable to Roth and certain expenses reimbursable to Roth under the terms of the Sales Agreement, will be approximately $100,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Because there are no minimum sale requirements as a condition to this offering, the actual total public offering price, commissions and net proceeds to us, if any, are not determinable at this time. The actual dollar amount and shares of our common stock we sell through this prospectus will be dependent, among other things, on market conditions and our capital raising requirements.

In connection with the sale of our common stock on our behalf, Roth will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Roth will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Roth against certain civil liabilities, including liabilities under the Securities Act.

Roth will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act. As our sales agent, Roth will not engage in any transactions that stabilizes our common stock.

The offering pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our common stock subject to the Sales Agreement and (ii) termination of the Sales Agreement as permitted therein. We may terminate the Sales Agreement in our sole discretion at any time by giving five days’ prior notice to Roth. Roth may terminate the Sales Agreement under the circumstances specified in the Sales Agreement and in its sole discretion at any time by giving five days’ prior notice to us.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement was filed as an exhibit to our Current Report on Form 8-K filed by us with the SEC on May 14, 2024 and is incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part.

Roth and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us, for which services they have received and may in the future receive customary fees. Roth also acted as our adviser in connection with the recently completed spin-out of PodcastOne, for which it was paid customary compensation and was reimbursed for its legal expenses. This prospectus in electronic format may be made available on a website maintained by Roth, and Roth may distribute this prospectus electronically.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for us by Foley Shechter Ablovatskiy LLP (“FSA”), New York, New York. As of the date of this prospectus, FSA and certain principals of the firm own securities of our Company representing in the aggregate less than two percent of the shares of our common stock outstanding immediately prior to the filing of this prospectus. FSA may receive shares of our common stock in connection with the satisfaction of outstanding legal fees payable to FSA. Although FSA is not under any obligation to accept shares of our common stock in payment for services, it may do so in the future. Roth is being represented in connection with this offering by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements as of March 31, 2024 and 2023 and for the years then ended incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of Macias Gini & O'Connell LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.liveone.com, through which you can access our SEC filings. The website addresses referenced herein are not intended to function as hyperlinks, and the information contained in our website, the SEC’s website or any other website referenced herein is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on July 1, 2024;

●	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, filed with the SEC on April 30, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Current Report on Form 8-K, filed with the SEC on April 5, 2024;

●	our Current Report on Form 8-K, filed with the SEC on May 14, 2024;

●	our Current Report on Form 8-K, filed with the SEC on June 6, 2024;

●	our Current Report on Form 8-K, filed with the SEC on August 30, 2024;

●	our Current Report on Form 8-K, filed with the SEC on September 18, 2024;

●	our Current Report on Form 8-K and Form 8-K/A, filed with the SEC on October 10, 2024 and November 21, 2024, respectively;

●	our Current Report on Form 8-K, filed with the SEC on November 15, 2024;

●	our Current Report on Form 8-K, filed with the SEC on January 10, 2025;

●	our Current Report on Form 8-K, filed with the SEC on February 3, 2025;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on July 26, 2024;

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed on October 19, 2017 and as amended on February 20, 2018, pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (Registration No. 333-217893) initially filed with the SEC on May 11, 2017, as amended, and declared effective by the SEC on December 21, 2017, and any amendment or report filed with the SEC for purposes of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus, and also between the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in each of this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus or the accompanying base prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

LiveOne, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

You can also find these filings on our website at www.liveone.com. We are not incorporating the information on our website other than these filings into this prospectus or the base prospectus.

LIVEONE, INC.

Up to $25,000,000

Common Stock

Roth Capital Partners

The date of this prospectus is February 26, 2025.